Exhibit 99.1

Airgas Reports Fiscal First Quarter Earnings

  Record first quarter adjusted diluted EPS* of $1.13, up 13% over prior year
  First quarter same-store sales up 7% over prior year
  Return on capital* of 12.6%, up 50 basis points over prior year
  Revised fiscal year 2013 adjusted diluted EPS* guidance to $4.65 to $4.75 from $4.70 to $4.85

RADNOR, Pa.--(BUSINESS WIRE)--July 25, 2012--Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported strong performance in sales, operating income, and earnings for its first quarter ended June 30, 2012, despite moderating business trends and the impact of disruption within its helium supply chain during the quarter.

First quarter adjusted earnings per diluted share* were a record $1.13, an increase of 13% from $1.00 in the prior year. Results included SAP implementation costs and depreciation expense of $0.10 and $0.08 per diluted share for the current and prior year quarters, respectively. In addition, lower helium sales volumes driven by the inability of suppliers to meet their helium supply commitments to the Company during the quarter reduced earnings by $0.04 per diluted share, some of which was anticipated.

	First Quarter
	FY2013	FY2012	% Change
Earnings per diluted share (GAAP)	$1.15	$0.94	22%
Restructuring and other special charges	0.05	0.10
Gain on sale of businesses	(0.07)	-
Costs (benefits) related to unsolicited takeover attempt	-	(0.05)
Multi-employer pension plan withdrawal charges	-	0.01
Adjusted earnings per diluted share (non-GAAP)	$1.13	$1.00	13%

“Our earnings were strong, notwithstanding the significant incremental challenges we faced in our helium supply chain during the quarter,” said Airgas Chief Executive Officer Peter McCausland. “The slow and steady growth we had been seeing across our customer base through May moderated in June. We are paying close attention to our business trends and tightening controls on our operating expenses. Though we are appropriately cautious about near-term conditions, we remain optimistic about the long-term prospects for the U.S. manufacturing and energy industries and our ability to leverage our unique value proposition and unrivaled platform to drive growth in these and other key customer segments.”

First quarter sales were $1.26 billion, an increase of 8% over the prior year. Same-store sales grew 7% in the quarter, with hardgoods up 9% and gas and rent up 5%. Acquisitions, net of a divestiture, contributed sales growth of 1% in the quarter. Sequentially, sales increased 1% from the fourth quarter.

“While SAP implementation costs were higher than anticipated this quarter and are expected to be so for the remainder of the year, the number one priority in an undertaking of this magnitude is getting it right,” said Airgas Chief Operating Officer Michael L. Molinini. “In the past five months, we have successfully converted four regional companies and trained more than 2,000 users, which is a significant accomplishment for which our associates are to be commended. The implementation is on-schedule, with nearly seventy percent of the distribution business running on SAP, and we remain confident that we will realize the economic benefits as planned and that this investment will further enhance the value of our full-service offering to customers.”

Adjusted operating margin* was 12.5% for the first quarter and included 100 basis points of impact from SAP implementation costs and depreciation expense. Prior year adjusted operating margin* was 12.4% and included 90 basis points of impact from SAP implementation costs and depreciation expense.

Return on capital* was 12.6% for the twelve months ended June 30, 2012, an increase of 50 basis points over the prior year.

The Company generated strong free cash flow* of $76 million for the quarter, compared to $71 million in the prior year, and adjusted cash from operations* was $155 million for the quarter, compared to $139 million in the prior year.

Guidance

“While we expect the global helium supply chain to improve in early calendar 2013, the year-over-year headwinds will continue to be greater than we had originally anticipated for the remainder of the current fiscal year,” McCausland said. “We believe the economic recovery has indeed hit a soft patch but expect most of our customer segments to continue to post modest growth this year. Our fiscal 2013 outlook assumes mid-single-digit same-store sales in our core distribution business. Should business conditions deteriorate, however, we will have to revisit our outlook.”

The Company expects adjusted earnings per diluted share* for the second quarter of fiscal 2013 to increase 2% to 6% from $1.03 in the prior year to $1.05 to $1.09, which reflects an estimated year-over-year decline of $0.02 from the impact of lost sales due to helium supply chain constraints, as well as $0.10 of SAP implementation costs and depreciation expense compared to $0.07 of expense in the prior year. Second quarter guidance also reflects an estimated decline of $0.03 from the impact of one less selling day relative to the first quarter of fiscal 2013 and the second quarter of fiscal 2012.

For fiscal 2013, the Company expects adjusted earnings per diluted share* to increase 13% to 16% from $4.11 in fiscal 2012 to $4.65 to $4.75, which reflects the impact of two less selling days in fiscal 2013, an estimated year-over-year decline of $0.10 from the impact of lost sales due to helium supply constraints, as well as approximately $0.12 to $0.16 of SAP implementation costs and depreciation expense, net of expected benefits. Fiscal 2012 adjusted earnings per diluted share* included $0.34 of SAP implementation costs and depreciation expense.

Fiscal 2013 guidance excludes restructuring charges and other special charges, which were $0.05 in the first quarter and are expected to be approximately $0.03 for the second quarter and $0.11 for the full year, as well as a $0.07 gain on the sale of businesses in the first quarter. Special gains and charges in fiscal 2012 were a net total charge of $0.11.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Wednesday, July 25. The teleconference will be available by calling (888) 539-3686. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through August 23 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through August 2. To listen, call (888) 203-1112 and enter passcode 6307460.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating income and adjusted operating margin, adjusted capital expenditures, adjusted cash from operations, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also a leading U.S. producer of atmospheric gases, carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. distributors of safety products, and a leading U.S. distributor of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations related to the second quarter of fiscal 2013, including adjusted earnings per diluted share in the range of $1.05 to $1.09, a year-over-year decline of $0.02 per diluted share from lost sales due to helium supply chain constraints, $0.10 per diluted share of SAP implementation costs and depreciation expense, and $0.03 per diluted share of restructuring and other special charges; expectations related to fiscal year 2013, including adjusted earnings per diluted share in the range of $4.65 to $4.75, a year-over-year decline of $0.10 per diluted share from lost sales due to helium supply chain constraints, approximately $0.12 to $0.16 per diluted share of SAP implementation costs and depreciation expense, net of expected benefits, and $0.11 per diluted share of restructuring and other special charges; expectations for the remainder of the current fiscal year regarding improvement in the global helium supply chain, and related year-over-year headwinds greater than originally anticipated, and modest growth for most of our customer segments; expectations for mid-single digit same-store sales growth in our core distribution business in fiscal 2013; expectations regarding future SAP implementation costs, our realization of the economic benefits as planned and the further enhanced value of our full-service offering to customers; and tightening controls on our operating expenses. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: continued or increased disruption in our helium supply chain; adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion or implementation problems related to the SAP system that disrupt our business and negatively impact customer relationships; our ability to achieve anticipated benefits enabled by our conversion to the SAP system; higher than expected costs related to our Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2012 Form 10-K and other Forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2012	2011

Net sales	$1,257,256	$1,164,300

Costs and expenses:
Cost of products sold (excluding depreciation) (a)	568,738	530,539
Selling, distribution and administrative expenses (b)	460,131	423,446
Restructuring and other special charges (c)	5,712	13,330
Costs (benefits) related to unsolicited takeover attempt (d)	-	(6,700)
Depreciation	64,367	60,267
Amortization	6,618	6,149
Total costs and expenses	1,105,566	1,027,031

Operating income	151,690	137,269

Interest expense, net	(15,750)	(16,650)
Other income, net (e)	8,363	730

Earnings before income taxes	144,303	121,349

Income taxes (a)	(53,505)	(46,355)

Net earnings (a)	$90,798	$74,994

Net earnings per common share:

Basic earnings per share (a)	$1.18	$0.96

Diluted earnings per share (a)	$1.15	$0.94

Weighted average shares outstanding:
Basic	76,833	78,346
Diluted	78,799	80,097

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	June 30,	March 31,
	2012	2012

ASSETS
Cash	$54,895	$44,663
Trade receivables, net	678,672	652,439
Inventories, net	432,216	408,438
Deferred income tax asset, net	53,597	49,617
Prepaid expenses and other current assets	112,415	119,049
TOTAL CURRENT ASSETS	1,331,795	1,274,206

Plant and equipment, net	2,625,097	2,616,059
Goodwill	1,159,746	1,163,803
Other intangible assets, net	205,047	214,204
Other non-current assets	51,721	52,313
TOTAL ASSETS	$5,373,406	$5,320,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$174,130	$174,868
Accrued expenses and other current liabilities	369,126	356,344
Short-term debt (f)	346,341	388,452
Current portion of long-term debt	8,886	10,385
TOTAL CURRENT LIABILITIES	898,483	930,049

Long-term debt, excluding current portion (g)	1,751,155	1,761,902
Deferred income tax liability, net	803,617	793,957
Other non-current liabilities	84,081	84,419

Stockholders’ equity	1,836,070	1,750,258
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,373,406	$5,320,585

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (a)	$90,798	$74,994
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	64,367	60,267
Amortization	6,618	6,149
Impairment	1,729	-
Deferred income taxes (a)	6,464	9,883
Gain on sales of plant and equipment	(398)	(172)
Gain on sale of businesses	(6,822)	-
Stock-based compensation expense	12,749	11,577

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Trade receivables, net	(27,250)	(32,660)
Inventories, net (a)	(24,123)	(15,061)
Prepaid expenses and other current assets	7,251	19,733
Accounts payable, trade	2,673	(2,062)
Accrued expenses and other current liabilities	14,082	(32,793)
Other non-current assets	1,646	1,484
Other non-current liabilities	(2,161)	8,966
Net cash provided by operating activities	147,623	110,305

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(82,143)	(78,451)
Proceeds from sales of plant, equipment and businesses	17,721	6,676
Business acquisitions and holdback settlements	(2,817)	(93,159)
Other, net	(774)	(1,445)
Net cash used in investing activities	(68,013)	(166,379)

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in short-term debt (f)	(42,219)	-
Proceeds from borrowings of long-term debt	6,500	823,515
Repayment of long-term debt	(16,360)	(448,630)
Financing costs	-	(1,751)
Purchase of treasury stock (h)	-	(300,000)
Proceeds from the exercise of stock options	7,857	8,624
Stock issued for the Employee Stock Purchase Plan	4,211	3,527
Tax benefit realized from the exercise of stock options	3,060	4,012
Dividends paid to stockholders	(30,779)	(22,270)
Change in cash overdraft	(1,648)	(7,636)
Net cash (used in) provided by financing activities	(69,378)	59,391

Change in cash	$10,232	$3,317
Cash – Beginning of period	44,663	57,218
Cash – End of period	$54,895	$60,535

See attached Notes.

Notes:

a)	As a result of the Company’s operating realignment into four divisions, the Company initiated a related change in its legal entity structure on January 1, 2012 whereby the majority of Airgas’ distribution businesses have merged or will merge into a single limited liability company (“LLC”) of which the Company is the sole member. The new legal structure necessitated conformance of certain of the Company’s accounting policies, including those around inventory valuation. As a result, the Company changed its method of accounting for the portion of its hardgoods inventory valued using the last-in, first-out ("LIFO") method to the average-cost method. The Company believes the average-cost method provides a more meaningful presentation of financial position because it reflects the impact of more recent costs in the balance sheet. The Company applied this change in accounting principle through retrospective application to the prior year’s financial statements. The impact of the change led to increases in operating income and earnings per diluted share of $241 thousand and $0.01, respectively, for three months ended June 30, 2011.

b)	As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. Total MEPP withdrawal charges for the three months ended June 30, 2011 were $0.9 million. These charges are reflected in selling, distribution and administrative expenses. The Company has successfully negotiated its withdrawal from all MEPPs in which it previously participated and has fully accrued for the related withdrawal assessments. Also included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $9.9 million and $8.3 million for the three months ended June 30, 2012 and 2011, respectively.

c)	In May 2011, the Company announced its plan to realign its twelve regional distribution companies into four new divisions, and to consolidate its regional company accounting and certain administrative functions into four newly created Business Support Centers. During the three months ended June 30, 2012, the Company recorded additional restructuring and other related costs of $4.0 million, primarily related to transition staffing and legal and other costs associated with the realignment. During the three months ended June 30, 2011, the Company recorded restructuring charges of $13.3 million associated with severance benefits expected to be paid under the Airgas, Inc. Severance Pay Plan to employees whose jobs are eliminated as a result of the realignment. In June 2012, the Company re-evaluated the economic viability of a small hospital piping construction business and as a result of an impairment analysis performed on the assets at this reporting unit, the Company recorded a charge of $1.7 million related to certain of the intangible assets associated with this business for the three months ended June 30, 2012. Total restructuring and other special charges for the three months ended June 30, 2012 were $5.7 million.

d)	During the three months ended June 30, 2011, the Company recognized $6.7 million of benefits from lower than previously estimated net costs related to the fiscal 2011 unsolicited takeover attempt by Air Products and Chemicals, Inc.

e)	On June 1, 2012, the Company divested the assets and operations of five branch locations in western Canada. The Company realized a gain on the sale of $6.8 million ($5.5 million after tax) recorded in other income in its Consolidated Statement of Earnings. The operations were included in the Distribution business segment and contributed net sales that were not material to the Company’s consolidated earnings.

f)	The Company participates in a $750 million commercial paper program supported by its Credit Facility. This program allows the Company to obtain favorable short-term borrowing rates with maturities that may vary, but will generally not exceed 90 days from the date of issue. The Company has used proceeds from the commercial paper program to pay down amounts outstanding under its Credit Facility and for general corporate purposes. At June 30, 2012, $346 million was outstanding under the commercial paper program.

g)	The Company’s Credit Facility matures July 19, 2016. Including the borrowings under the commercial paper program, approximately $325 million was available to the Company under the Credit Facility at June 30, 2012.

h)	During the three months ended June 30, 2011, the Company completed a $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19.

i)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Business segment operating results for the prior year quarter were adjusted for the retrospective application of the LIFO-to-average-cost change in accounting principle implemented during the three months ended March 31, 2012. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the Eliminations and Other column below. Costs associated with the Company’s withdrawal from various MEPPs are also reported under selling, distribution and administrative expenses in the Eliminations and Other column below. Additionally, the Company’s restructuring and other special charges and the legal, professional and other costs (benefits) incurred as a result of Air Products’ unsolicited takeover attempt are not allocated to the Company’s business segments. These costs (benefits) are also reflected in the Eliminations and Other column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2012				June 30, 2011
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$638,610	$152,125	$(9,179)	$781,556	$604,571	$141,588	$(9,122)	$737,037
Hardgoods	473,991	1,710	(1)	475,700	425,889	1,378	(4)	427,263
Total net sales	1,112,601	153,835	(9,180)	1,257,256	1,030,460	142,966	(9,126)	1,164,300

Cost of products sold (excluding depreciation)	500,613	77,305	(9,180)	568,738	461,403	78,262	(9,126)	530,539
Selling, distribution and administrative expenses	408,819	41,374	9,938	460,131	375,227	39,038	9,181	423,446
Restructuring and other special charges	-	-	5,712	5,712	-	-	13,330	13,330
Costs (benefits) related to unsolicited takeover attempt	-	-	-	-	-	-	(6,700)	(6,700)
Depreciation	59,096	5,271	-	64,367	55,734	4,533	-	60,267
Amortization	5,367	1,251	-	6,618	4,915	1,234	-	6,149
Operating income	$138,706	$28,634	$(15,650)	$151,690	$133,181	$19,899	$(15,811)	$137,269

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	June 30,
	2012	2011
Earnings per diluted share	$1.15	$0.94
Restructuring and other special charges	0.05	0.10
Gain on sale of businesses	(0.07)	-
Costs (benefits) related to unsolicited takeover attempt	-	(0.05)
Multi-employer pension plan withdrawal charges	-	0.01
Adjusted earnings per diluted share	$1.13	$1.00

	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	September 30, 2012		Ended	March 31, 2013
	Sep. 30,			Mar. 31,
	2011	Low	High	2012	Low	High

Earnings per diluted share	$1.01	$1.02	$1.06	$4.00	$4.61	$4.71

Adjustments to earnings per diluted share:
Restructuring and other special charges	0.02	0.03	0.03	0.19	0.11	0.11
Gain on sale of businesses	-	-	-	-	(0.07)	(0.07)
Costs (benefits) related to unsolicited takeover attempt	-	-	-	(0.06)	-	-
Multi-employer pension plan withdrawal charges	-	-	-	0.04	-	-
Income tax benefits	-	-	-	(0.06)	-	-

Adjusted earnings per diluted share	$1.03	$1.05	$1.09	$4.11	$4.65	$4.75
Year-over-year change		2%	6%		13%	16%

Guidance for adjusted earnings per diluted share excludes Business Support Center restructuring charges, the asset impairment charge, and the gain on the sale of businesses.

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of Business Support Center restructuring charges and related costs, asset impairment charges, the gain on the sale of businesses, costs (benefits) related to Air Products’ unsolicited takeover attempt, MEPP withdrawal charges, and income tax benefits related to the LLC reorganization and foreign tax liability true-up. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Reconciliations of adjusted operating income and adjusted operating margin:

	Three Months Ended
	June 30,
(In thousands)	2012	2011

Net sales	$1,257,256	$1,164,300

Operating income	$151,690	$137,269

Operating margin	12.1%	11.8%

Adjustments to operating income:
Restructuring and other special charges	5,712	13,330
Costs (benefits) related to unsolicited takeover attempt	-	(6,700)
Multi-employer pension plan withdrawal charges	-	900
Adjusted operating income	$157,402	$144,799

Adjusted operating margin	12.5%	12.4%

The Company believes its adjusted operating income and adjusted operating margin financial measures help investors assess its operating performance without the impact of Business Support Center restructuring charges and related costs, asset impairment charges, costs (benefits) related to Air Products’ unsolicited takeover attempt, and MEPP withdrawal charges. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating income and adjusted operating margin financial measures may be different from the adjusted operating income and adjusted operating margin financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	June 30,
(In thousands)	2012	2011

Operating income - trailing four quarters	$570,642	$483,501
Adjustments to operating income:
Restructuring and other special charges	16,830	13,330
Costs (benefits) related to unsolicited takeover attempt	(1,170)	33,918
Multi-employer pension plan withdrawal charges	3,404	2,319
Adjusted operating income - trailing four quarters	$589,706	$533,068

Average of total assets	$5,212,402	$4,915,630
Average of current liabilities (exclusive of debt)	(514,031)	(509,586)
Average capital employed	$4,698,371	$4,406,044

Return on capital	12.6%	12.1%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Three Months Ended
	June 30,
(In thousands)	2012	2011

Net cash provided by operating activities	$147,623	$110,305

Adjustments to cash provided by operating activities:
Stock issued for Employee Stock Purchase Plan	4,211	3,527
Tax benefit realized from the exercise of stock options	3,060	4,012
Net cash expenditures related to unsolicited takeover attempt	-	21,048
Adjusted cash from operations	154,894	138,892

Capital expenditures	(82,143)	(78,451)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	2,001	6,676
Operating lease buyouts	1,350	4,206
Adjusted capital expenditures	(78,792)	(67,569)

Free cash flow	$76,102	$71,323

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow measures provide investors meaningful insight into its ability to generate cash from operations, excluding the impact of cash used related to Air Products’ unsolicited takeover attempt, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the repayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP measures should be read in conjunction with GAAP financial measures, as non-GAAP measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s free cash flow, adjusted capital expenditures, and adjusted cash from operations measures may be different from adjusted cash from operations, adjusted capital expenditures, and free cash flow measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Media Contact:
Doug Sherman, 610-902-6270
doug.sherman@airgas.com